Exhibit 3.35a

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:16 PM 10/01/2008
FILED 06:08 PM 10/01/2008
SRV 081005272 - 4607528 FILE

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

SPP FUND II, LLC

FIRST:            The name of the limited liability company is:

SPP FUND II, LLC.

SECOND:       The address of its registered office in the State of Delaware is 615 South DuPont Highway, Dover, County of Kent, Delaware 19901.  The name of its registered agent at such address is National Corporate Research, Ltd.

THIRD:          The purpose of the company is to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Limited Liability Company Act.

FOURTH:      The company shall be managed in accordance with the terms of its limited liability company agreement, as it may be amended from time to time.

FIFTH:           No member of this company shall be obligated personally for any debt, obligation, or liability of the company solely by reason of being a member of this company.  The failure to observe any formalities relating to the business or affairs of this company shall not be grounds for imposing personal liability on any member for the debts, obligations, or liabilities of this company.

SIXTH:           This company reserves the right to amend or repeal any provision contained herein in the manner now or hereafter prescribed by law and in the company’s limited liability company agreement, as it may be amended from time to time.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 2nd day of October, 2008.

/s/ Nancy T. Le
Nancy T. Le, Authorized Person